Exhibit T3F

CROSS REFERENCE TABLE

TIA Section		Indenture Section

310	(a)(1)	7.9
	(a)(2)	7.9
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.7, 7.9
	(c)	N.A.
311	(a)	7.12
	(b)	7.12
	(c)	N.A.
312	(a)	2.05
	(b)	12.19
	(c)	12.19
313	(a)	7.13
	(b)(1)	7.13, 12.1
	(b)(2)	7.13, 12.1
	(c)	7.13, 12.1
	(d)	7.13
314	(a)	4.14, 4.19, 12.3
	(b)	11.1
	(c)(1)	12.3
	(c)(2)	12.3
	(c)(3)	N.A.
	(d)	N.A.
	(e)	11.1, 11.9
	(f)	N.A.
315	(a)	7.1, 7.2
	(b)	7.5, 12.1
	(c)	6.4
	(d)	7.1
	(e)	6.15
316	(a)(last sentence)	2.9
	(a)(1)(A)	6.8
	(a)(1)(B)	6.7
	(a)(2)	N.A.
	(b)	6.10
	(c)	2.9, 2.12
317	(a)(1)	6.11
	(a)(2)	6.12
	(b)	2.4
318	(a)	12.20
318	(b)	N.A.
318	(c)	12.20

N.A. Means Not Applicable.